CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 23, 2000, relating to the financial statements and financial highlights which appear in the April 30, 2000 Annual Report to Shareholders of National Asset Management Core Equity Fund (a series of Advisors Series Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements", and "Counsel and Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
August 18, 2000